SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. . . . .)*

JONING CORP.
........................

(Name of Issuer)

COMMON STOCK
..............

(Title of Class of Securities)

480589 10 0
 ............

(CUSIP Number)

May 7, 2002
.............

(Date of Event Which Requires filing of this Statement)

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

              480589 10 0
CUSIP No. .........

1) Names of Reporting Persons

RICHARD FEINER
...........................................

S. S. or I. R. S. Identification Nos. of Above Persons

...........................................

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) .......................................

(b) .......................................

3) SEC Use Only .....................................

                                                  United States
4) Citizenship or Place of Organization ..................................

                                               638,040
Number of      (5) Sole Voting Power .....................................
Shares Bene-   -----------------------------------------------------------
ficially                                           0
Owned by       (6) Shared Voting Power ..................................
Each Report-   ---------------------------------------------------------------
ing Person                                     638,040
With           (7) Sole Dispositive Power ................................
               ---------------------------------------------------------------
                                                   0
              (8) Shared Dispositive Power

9) Aggregate Amount Beneficially Owned by Each Reporting Person  638,040


10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares [  ]

                                                        6.3%
11) Percent of Class Represented by Amount in Row 9 .............

                                                      IN
12) Type of Reporting Person (See Instructions) .................

                              JONING CORP.
Item 1(a) Name of Issuer: ...................................

Item 1(b)Address of Issuer's Principal Executive Offices:

2311 Bear Hills Court, Draper, Utah 84020
 .............................................................

                                      RICHARD FEINER
Item 2(a) Name of Person Filing: ...............................

Item 2(b) Address of Principal Business Office or, if none, Residence:

17 Sturbridge Place, Scarsdale, NY 10583
...................................................

                               UNITED STATES
Item 2(c) Citizenship: ...........................

                                            COMMON STOCK
Item 2(d) Title of Class of Securities: .........................

                                 480589 10 0
Item 2(e) CUSIP Number: .........................................

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c),check whether the person filing is a:

(a) [ ] Broker or Dealer registered under Section 15 of the Act

(b) [ ] Bank as defined in section 3(a)(6) of the Act

(c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

(d) [ ] Investment Company registered under section 8 of the
Investment Company Act

(e) [ ] Investment Adviser registered under section 203 of the
Investment Advisers Act of 1940

(f) [ ] Employee Benefit Plan or endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investement company under section 3(c)(14) of the Investement Company Act of 1940;

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4 Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

 (a) Amount Beneficially Owned:  638,040

 ..........................................

(b) Percent of Class:  6.3%

 ..........................................

(c) Number of shares as to which such person has:

                                                  638,040
(i) sole power to vote or to direct the vote ..................

                                                      0
(ii) shared power to vote or to direct the vote ..............

                                                           638,040
(iii) sole power to dispose or to direct the disposition of ......

                                                              0
(iv) shared power to dispose or to direct the disposition of ....


Item 5 Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6  Ownership of More than Five Percent on Behalf of Another Person.

NOT APPLICABLE

Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

NOT APPLICABLE

Item 8 Identification and Classification of Members of the Group.

NOT APPLICABLE

Item 9  Notice of Dissolution of Group.

NOT APPLICABLE

Item 10  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.


Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 17, 2004
.................................

Date

s/RICHARD FEINER
.................................

Signature

RICHARD FEINER, individual
.................................

Name/Title